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Exhibit 99.1
06-19
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
1-800-321-7423

SOUTHERN UNION ANNOUNCES PRICING OF
JUNIOR SUBORDINATED NOTES

HOUSTON, October 18, 2006 - Southern Union Company (NYSE: SUG) announced today that it has priced $600 million of its fixed/floating rate 7.20% 2006 Series A Junior Subordinated Notes (the “Notes”) due November 1, 2066 in a public offering. The Company expects to use the proceeds from the sale of the Notes to retire the remainder of the bridge facility used to finance the March 1 acquisition of the former Sid Richardson Energy Services, now known as Southern Union Gas Services, and to repay indebtedness.

George L. Lindemann, chairman, president & CEO, commented, “We are pleased at how well this offering was received by the capital markets. We are also happy that we were able to execute a permanent plan of financing for Southern Union Gas Services that allows us to maintain our investment grade credit ratings.”

The Notes will have a fixed rate coupon of 7.20% for an initial five-year period; thereafter the coupon will float. After five years, the Notes will be callable at any time, in whole or in part, at a redemption price equal to the principal amount plus accrued and unpaid interest. Prior to the fifth anniversary of their issuance, the Notes may be called in whole, but not in part, if certain changes occur in tax laws or regulations or upon certain change of control events, at a “make-whole” redemption price plus accrued and unpaid interest.

The Notes have been rated Ba1 by Moody’s Investors Service, BB+ by Standard & Poor’s and BBB- by Fitch. Additionally, Southern Union expects its corporate credit ratings to remain unchanged at Baa3 by Moody’s Investor Services and BBB by both Standard & Poor’s and Fitch.

The Company expects to complete the offering on October 23, 2006 subject to customary closing conditions.

Credit Suisse is the sole structuring advisor on this offering. The joint book-running managers are Credit Suisse, Goldman, Sachs & Co., Lehman Brothers and Merrill Lynch & Co.

This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.

Copies of the prospectus and prospectus supplement relating to the Notes may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. You may also obtain these documents by accessing the “Investors” section of Southern Union Company’s website at www.sug.com. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman, Sachs & Co. at 1-866-471-2526, Lehman Brothers at 1-888-603-5847 or Merrill Lynch & Co. at 1-866-500-5408.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves approximately half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

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